                                                                    EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 8, 2004


                              FOR IMMEDIATE RELEASE
    Contact: MARK C. LAYTON                                 PRESTON F. KIRK, APR
    Senior Partner and Chief Executive Officer Associates   Michael A. Burns &
    or THOMAS J. MADDEN                                     (830) 693-4447
    Senior Partner and Chief Financial Officer              kirk@281.com
    (972) 881-2900

PFSWEB REPORTS SECOND CONSECUTIVE QUARTER OF NET INCOME
  Profit, Record Service Fee Revenue and Strong New Client Additions Highlight
                                 Third Quarter


PLANO, TEXAS (NOVEMBER 8, 2004) - PFSweb, Inc. (NASDAQ: PFSW), a global provider of integrated business process outsourcing (BPO) solutions, today reported its results for the quarter ended September 30, 2004. "It is very gratifying to see the results of years of hard work by the PFSweb team begin to come to fruition," said Mark C. Layton, Senior Partner and Chief Executive Officer of PFSweb.

PFSweb's consolidated results for the September 2004 quarter include total net revenues of $73.2 million, net income before interest, taxes, depreciation and amortization of $2.1 million, and net income of $420,000, or $0.02 per share. The net income result was a substantial improvement from the $1.1 million loss reported for the same period of the prior year. The consolidated balance sheet as of September 30, 2004, reflects $114.9 million in total assets, including $15.9 million in cash, of which $1 million is restricted, and shareholders' equity of $27.7 million, or $1.29 per share.

    "I am extremely pleased with our results this quarter," continued Layton. "These results indicate significant milestones for our company, including:
- Record net service fee revenues - Our service fee business segment reported $13.5 million of fee revenues, the highest level in our Company's history. This represents a 33% increase over the same quarter of the prior year.
- Consecutive profitable quarters - This is the first time that we have reported back-to-back profitable quarters. Additionally, three of the past six quarters have been profitable. We believe sustainable profitability is now in sight.
- Continued strong new business activity - We have been very successful again this past quarter in new contract signings. The projected annual service fees from this year's new and expanded client signings are already at a record pace. In addition, our lead and proposal pipeline remains robust, including outstanding proposals for more than $30 million in annual service fees."

    "Our service fee business segment continues to perform well, both in terms of revenues and costs," stated Tom Madden, Senior Partner and Chief Financial Officer of PFSweb. "The service fee business segment benefited this quarter from several incremental projects with both existing and new clients and also includes service fees from certain new clients recently implemented. Our gross margin percentage for this business segment improved slightly over the prior year, but was down sequentially from the June 2004 quarter. This decline was primarily due to implementation costs on new contracts and lower overall gross margin percentage on certain incremental projects. We continue to target a gross margin percentage performance on our service fee clients between 30-40%, but we have and we may continue to accept lower than this targeted range on certain larger contracts and projects depending on contract scope and other factors.

    "SG&A levels were relatively consistent with the same period from the prior year, yet lower than the June 2004 quarter. This decrease was primarily due to timing of certain expenditures, including professional fees and sales and marketing costs. We continue to review our operating expenses to ensure they align with our targeted growth levels, and we plan to make further investments in areas that will help continue to fuel and support our growth plans. Additionally, we expect to experience growth in SG&A due to increased professional fees applicable to the Sarbanes Oxley Act."

    "In addition to the positive financial performance," Layton said, "PFSweb continues to experience outstanding results in new client additions. During 2004, we have gained many new client relationships. These new relationships include Raytheon Aircraft Company, FLAVIA(R) Beverage Systems, Rene Furterer USA, and unnamed clients including a Fortune 500 consumer products firm, a major nutraceutical company, a prepaid wireless provider, a healthcare payment provider and other clients. Due to contractual agreements, we often are not allowed to mention new clients by name.

    "To meet the needs of this growth, we recently leased an additional facility in Southaven, Miss., just a short distance from our distribution hub in Memphis, Tenn. We expect this facility to become operational during the first quarter of 2005. We are continually evaluating the need for additional distribution facilities.

    "Due to the time estimated to fully implement our new contract relationships, we do not expect to fully realize the majority of the financial revenue and gross margin benefit of these new contracts until calendar year 2005. However, based on our current projections, we expect to post significant year-on-year service fee revenue growth and overall financial improvement for both the December 2004 and March 2005 quarters. However, the March quarter has been and is expected to continue to be our weakest quarter due to seasonal fluctuations of certain clients. Our current targets for the full calendar year 2005 call for positive cash flow from operating activities and accelerating growth of our service fee revenue business segment.

    "Along with our pursuit of leased distribution space to support our new client relationships, we also will incur additional capital expenditures to support the incremental business. Our new Southaven distribution center will include approximately $4 million to $5 million in capital expenditures. We also expect to incur further capital expenditures, estimated to be approximately $2 million, to support other recent client additions. To finance these expenditures, we are seeking bank financing, state bond financing, or lease financing.

"Combined with a continuing improvement in the U.S. economic environment, PFSweb's many strengths are contributing to our recent new business successes. Everything we offer is `world class,' which has allowed us to develop a reputation as a high quality service provider. Our business solutions are custom tailored to meet each client's specific needs. Our systems can easily converse with virtually any IT platform. And most importantly, our people are experts in their fields of discipline. From finance to technology to logistics to customer retention, we offer our clients the world's leading solutions design talent," Layton emphasized.

CONFERENCE CALL INFO:
---------------------
PFSweb will hold a conference call Monday, November 8, 2004 at 3:30 p.m. Central Time. To ensure attendance on the call, plan to dial in by 3:20 p.m. to (973) 582-2741. Ask to be placed on the PFSweb Earnings Release Conference Call. The call also can be heard "live" by accessing the Company's website, www.pfsweb.com, at the time of the call. Two hours after the conference, a recorded playback can be heard for 14 days at (877) 519-4471, using the confirmation number 5348274. Check www.pfsweb.com and our November 2, 2004 investor conference call press release for more details on the call.

ABOUT PFSWEB, INC.
When the world's brand names need proven, fast and secure business infrastructure to enable traditional and e-commerce strategies, they choose PFSweb for comprehensive outsourcing solutions. The PFSweb team of experts designs diverse solutions for clients around a flexible core business infrastructure. PFSweb provides solutions that include: professional consulting services, order management, web-enabled customer contact centers, customer relationship management, international distribution services, kitting and assembly services, managed web hosting and site design, billing and collection services and ERP information interfacing utilizing the Entente Suite (SM).

Our services are provided to a multitude of industries and company types, including such clients as Adaptec (NASDAQ: ADPT), Dupont Fluoroproducts, FLAVIA(R)Beverage Systems, Hewlett-Packard (NYSE: HPQ), iGo/Mobility Electronics (NASDAQ: MOBE), International Business Machines (NYSE: IBM), Nokia (NYSE: NOK), Pfizer, Inc. (NYSE: PFE), Raytheon Aircraft Company, Rene Furterer USA, Roots, Inc., Shell Energy Services Company, Smithsonian Institution and Xerox (NYSE:
XRX).

The matters discussed in this news release (except for historical information) and, in particular, information regarding estimates, future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties include, but are not limited to, our ability to retain and expand relationships with existing clients and attract new clients; our dependence upon our agreements with IBM; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our clients' projections or transaction volume or product sales; our client mix and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margins; the customer concentration of our business; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation both foreign and domestic; foreign currency risks and other risks of operating in foreign countries; potential litigation involving our e-commerce intellectual property rights; our dependency on key personnel; our ability to raise additional capital or obtain additional financing; our relationship with and our guarantees of the working capital indebtedness of our subsidiary, Supplies Distributors; and our ability or the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants; and whether outstanding warrants issued in a prior private placement will be exercised in the future. A description of these factors, as well as other factors, which could affect the Company's business, is set forth in the Company's Form 10-K for the year ended December 31, 2003.

In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit our Web site at www.pfsweb.com. The PFSweb web site is not part of this release. PFSweb and GlobalMerchant CommerceWareTM are registered trademarks of PFSweb, Inc. IBM is a registered trademark of International Business Machines Corp. All rights reserved.

                         - FINANCIAL STATEMENTS FOLLOW -
 EXHIBIT A
 ---------
PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (A)
(In Thousands, Except Per Share Data)

                                                   Three Months Ended        Nine Months Ended
                                                      September 30,            September 30,
                                                 ---------------------    ----------------------
                                                    2004       2003          2004         2003
                                                 ---------   ---------    ---------    ---------
Revenues:
    Product revenue, net .....................   $  61,561   $  60,300    $ 195,435    $ 183,156
    Service fee revenue ......................      15,456       9,100       39,087       27,908
                                                 ---------   ---------    ---------    ---------
       Total gross revenues ..................      77,017      69,400      234,522      211,064
    Less pass-through charges ................       3,856         880        9,327        2,325
                                                 ---------   ---------    ---------    ---------
       Net revenues ..........................      73,161      68,520      225,195      208,739
                                                 ---------   ---------    ---------    ---------
Costs of revenues:
    Cost of product revenue ..................      58,126      56,988      184,302      172,980
    Cost of net service fee revenue ..........       7,648       5,790       19,610       17,253
                                                 ---------   ---------    ---------    ---------
       Total costs of revenues ...............      65,774      62,778      203,912      190,233
                                                 ---------   ---------    ---------    ---------
    Gross profit .............................       7,387       5,742       21,283       18,506
Selling, general and administrative expenses .       6,451       6,336       20,493       19,029
                                                 ---------   ---------    ---------    ---------
    Income (loss) from operations ............         936        (594)         790         (523)
Interest expense, net ........................         373         475        1,125        1,589
                                                 ---------   ---------    ---------    ---------
    Income (loss) before income taxes ........         563      (1,069)        (335)      (2,112)
Income tax provision .........................         143          72          533          336
                                                 ---------   ---------    ---------    ---------
Net income (loss) ............................   $     420   $  (1,141)   $    (868)   $  (2,448)
                                                 =========   =========    =========    =========

Net income (loss) per share:
    Basic ....................................   $    0.02   $   (0.06)   $   (0.04)   $   (0.13)
                                                 =========   =========    =========    =========
    Diluted ..................................   $    0.02   $   (0.06)   $   (0.04)   $   (0.13)
                                                 =========   =========    =========    =========

Weighted average number of shares outstanding:
    Basic ....................................      21,386      18,761       21,270       18,537
                                                 =========   =========    =========    =========
    Diluted ..................................      23,071      18,761       21,270       18,537
                                                 =========   =========    =========    =========


EBITDA (LBITDA)(B) ...........................   $   2,109   $     548    $   4,299    $   2,974
                                                 =========   =========    =========    =========


(A) The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K for the year ended December 31, 2003.
(B) "EBITDA (LBITDA)," or earnings (loss) before interest, taxes, depreciation, and amortization, and excluding equity in earnings of affiliate, is widely used by analysts, investors and other interested parties. We present EBITDA (LBITDA) because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA eliminates the effect of financing, income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. EBITDA (LBITDA) is not a financial measure determined by generally accepted accounting principles and should not be considered as an alternative to net loss as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes. EBITDA (LBITDA) may not be comparably calculated from one company to another. A reconciliation of Net income (loss) to EBITDA (LBITDA) is as follows:


                                        Three Months Ended    Nine Months Ended
                                           September 30,         September 30,
                                         -----------------     ------------------
                                          2004      2003       2004        2003
                                         -------   -------    -------    -------
     Net income (loss) ...............   $   420   $(1,141)   $  (868)   $(2,448)
         Income tax provision ........       143        72        533        336
         Interest expense, net .......       373       475      1,125      1,589
         Depreciation and amortization     1,173     1,142      3,509      3,497
                                         -------   -------    -------    -------
     EBITDA (LBITDA) .................   $ 2,109   $   548    $ 4,299    $ 2,974
                                         =======   =======    =======    =======

---------------------
                          PFSWEB, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

                                                                                               September 30,  December 31,
                                                                                                    2004         2003
                                                                                                 ---------    ---------
                                                                                                       (Unaudited)
                                             ASSETS
CURRENT ASSETS:
     Cash and cash equivalents ...............................................................   $  14,941    $  14,743
     Restricted cash .........................................................................         329        1,091
     Accounts receivable, net of allowance for doubtful accounts of $436 and $339 at September
         30, 2004 and December 31, 2003, respectively ........................................      37,219       31,658
     Inventories, net ........................................................................      42,908       44,589
     Other receivables .......................................................................       4,679        3,091
     Prepaid expenses and other current assets ...............................................       3,327        2,417
                                                                                                 ---------    ---------
                     Total current assets ....................................................     103,403       97,589
                                                                                                 ---------    ---------

PROPERTY AND EQUIPMENT, net ..................................................................      10,453        9,589
RESTRICTED CASH ..............................................................................         675          900
OTHER ASSETS .................................................................................         339          281
                                                                                                 ---------    ---------

                     Total assets ............................................................   $ 114,870    $ 108,359
                                                                                                 =========    =========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt and capital lease obligations .........................   $  54,972    $  57,085
     Trade accounts payable ..................................................................      19,767       11,996
     Accrued expenses ........................................................................       8,914        7,101
                                                                                                 ---------    ---------
                     Total current liabilities ...............................................      83,653       76,182
                                                                                                 ---------    ---------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current
      portion ................................................................................       2,781        2,762
OTHER LIABILITIES ............................................................................         778          998

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding
                                                                                                        --           --
    Common stock, $0.001 par value; 40,000,000 shares authorized;
       21,486,146 and 21,247,941 shares issued at September 30, 2004 and December 31, 2003, respectively; and 21,399,846 and 21,161,641 outstanding at September 30, 2004 and
       December 31, 2003, respectively .......................................................          21           21
    Additional paid-in capital ...............................................................      56,473       56,156
    Accumulated deficit ......................................................................     (30,171)     (29,303)
    Accumulated other comprehensive income ...................................................       1,420        1,628
    Treasury stock at cost, 86,300 shares ....................................................         (85)         (85)
                                                                                                 ---------    ---------
                     Total shareholders' equity ..............................................      27,658       28,417
                                                                                                 ---------    ---------

                     Total liabilities and shareholders' equity ..............................   $ 114,870    $ 108,359
                                                                                                 =========    =========

EXHIBIT B
---------
PFSWEB, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
(In Thousands)

                                                                                   Business
                                                                                   Supplies
                                                                                 Distributors
                                                                PFSweb, Inc.     Holdings, LLC    Eliminations    Consolidated
                                                                ------------     -------------    ------------    ------------
REVENUES:
    Product revenue, net..................................         $   --           $ 61,561        $   --           $ 61,561
    Service fee revenue...................................           15,456             --              --             15,456
    Service fee revenue, affiliate........................            1,883             --            (1,883)            --
                                                                   --------         --------        --------         --------
        Total gross revenues..............................           17,339           61,561          (1,883)          77,017
    Less pass-through charges.............................            3,887             --               (31)           3,856
                                                                   --------         --------        --------         --------
        Net revenues......................................           13,452           61,561          (1,852)          73,161

COSTS OF REVENUES:
    Cost of product revenue...............................             --             58,126            --             58,126
    Cost of service fee revenue...........................            8,198             --              (550)           7,648
                                                                   --------         --------        --------         --------
        Total costs of revenues...........................            8,198           58,126            (550)          65,774
                                                                   --------         --------        --------         --------
        Gross profit......................................            5,254            3,435          (1,302)           7,387

SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES.............................................            5,591            2,162          (1,302)           6,451
                                                                   --------         --------        --------         --------
        Income (loss) from operations.....................             (337)           1,273            --                936
EQUITY IN EARNINGS OF AFFILIATE...........................              527             --              (527)            --
INTEREST EXPENSE (INCOME), NET............................              (97)             470            --                373
                                                                   --------         --------        --------         --------
         Income (loss) before income taxes................              287              803            (527)             563

INCOME TAX PROVISION (BENEFIT)............................             (133)             276            --                143
                                                                   --------         --------        --------         --------

NET INCOME (LOSS).........................................         $    420         $    527        $   (527)        $    420


A reconciliation of Net income (loss) to EBITDA (LBITDA) follows:
Net income (loss).........................................         $    420         $    527        $   (527)        $    420
    Income tax expense (benefit)..........................             (133)             276            --                143
    Interest expense (income).............................              (97)             470            --                373
    Equity in earnings of affiliate.......................             (527)            --               527              --
    Depreciation and amortization.........................            1,173             --              --              1,173
                                                                   --------         --------        --------         --------
EBITDA (B)................................................         $    836         $  1,273        $   --           $  2,109
                                                                   ========         ========        ========         ========


(B) See Exhibit A for description and discussion of EBITDA (LBITDA)

PFSWEB, INC. AND
SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS AS OF SEPTEMBER 30, 2004 (In Thousands)

                                                                                Business
                                                                                Supplies
                                                                              Distributors
                                                             PFSweb, Inc.    Holdings, LLC   Eliminations    Consolidated
                                                             ------------    -------------   ------------    ------------
                          ASSETS
CURRENT ASSETS:
    Cash and cash equivalents.............................   $     12,826    $      2,115    $          -    $     14,941
    Restricted cash.......................................            225             104               -             329
    Accounts and other receivables, net...................         10,002          27,413            (196)         37,219
    Inventories, net......................................              -          42,908               -          42,908
    Prepaid expenses and other current assets.............          1,391           6,615               -           8,006
                                                             ------------    ------------    ------------    ------------
           Total current assets...........................         24,444          79,155            (196)        103,403
                                                             ------------    ------------    ------------    ------------

PROPERTY AND EQUIPMENT, net...............................         10,453               -               -          10,453
NOTE RECEIVABLE FROM AFFILIATE............................          7,005               -          (7,005)              -
RESTRICTED CASH                                                       675               -               -             675
INVESTMENT IN AFFILIATE...................................          6,125               -          (6,125)              -
OTHER ASSETS                                                          339               -               -             339
                                                             ------------    ------------    ------------    ------------
           Total assets...................................    $    49,041     $    79,155    $    (13,326)   $    114,870
                                                             ============    ============    ============    ============

         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt and capital lease
       obligations........................................       $  5,778       $  49,194     $         -     $    54,972
    Trade accounts payable................................          6,190          13,773            (196)         19,767
    Accrued expenses......................................          5,910           3,004               -           8,914
                                                             ------------    ------------    ------------    ------------
           Total current liabilities......................         17,878          65,971            (196)         83,653
                                                             ------------    ------------    ------------    ------------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less
    current portion.......................................          2,781               -               -           2,781
NOTE PAYABLE TO AFFILIATE.................................              -           7,005          (7,005)              -
OTHER LIABILITIES                                                     778               -               -             778
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Common stock                                                       21               -               -              21
    Capital contributions.................................              -           1,000          (1,000)              -
    Additional paid-in capital............................         56,473               -               -          56,473
    Retained earnings (accumulated deficit)...............        (30,225)          3,463          (3,409)        (30,171)
    Accumulated other comprehensive income................          1,420           1,716          (1,716)          1,420
    Treasury stock........................................            (85)              -               -             (85)
                                                             ------------    ------------    ------------    ------------
           Total shareholders' equity.....................         27,604           6,179          (6,125)         27,658
                                                             ------------    ------------    ------------    ------------
           Total liabilities and shareholders' equity.....    $    49,041     $    79,155    $    (13,326)   $    114,870
                                                             ============    ============    ============    ============